Exhibit 99.2

Mr. Matthew Dallas and Mr. Jeffrey Young Appointed to

Biostage Board of Directors

Holliston, MA – November 8, 2018 - Biostage, Inc. (OTCQB: BSTG), a biotechnology company developing bioengineered organ implants to treat life-threatening conditions of the esophagus, bronchus and trachea, today announced that Mr. Matthew Dallas and Mr. Jeffrey Young were appointed to its Board of Directors, effective November 6, 2018.

Mr. Dallas brings more than 20 years of financial management experience, including 18 years in the life sciences industry. He is currently the CFO of AVEO Oncology, a biopharmaceutical company advancing a broad portfolio of targeted oncology medicines and other unmet medical treatments. Prior to AVEO, Mr. Dallas served as CFO and Treasurer of CoLucid Pharmaceuticals, a position he held through that biopharmaceutical company’s initial public offering, follow-on offering, and subsequent acquisition for approximately $960 million by Eli Lilly and Company in March 2017. Mr. Dallas also previously worked at Genzyme Corporation, NEN Life Sciences, and Kimberly-Clark Corporation where he held various positions of increasing responsibility in finance and accounting. Mr. Dallas holds a bachelor of science in finance from the University of Tennessee, Knoxville.

Mr. Young, meanwhile, also brings over 20 years of finance, capital markets, and financial operations experience in the life sciences sector. He is currently the CFO of Axial Biotherapeutics, a biopharmaceutical company developing a new class of therapeutics for central nervous system (CNS) disorders by harnessing the link between the human gut microbiome and the CNS. Prior to Axial, Mr. Young served as CFO, Treasurer and Secretary at Juniper Pharmaceuticals, Inc., where he played an instrumental role in Juniper’s acquisition by Catalent. Prior to Juniper, Mr. Young served as CFO and Treasurer of OvaScience, Transmedics, and Lantheus Medical Imaging. He also previously worked at Critical Therapeutics, PerkinElmer, Inc., and PriceWaterhouseCoopers LLP where he held various positions of responsibility in finance and accounting. Mr. Young holds a bachelor of science in business administration from Georgetown University.

Mr. Dallas and Mr. Young will both be members of the Company’s Audit Committee, of which Mr. Young will also serve as Chairman.

Mr. Dallas commented, “Biostage is at an important inflection point in its evolution and I am excited to join its Board of Directors. I believe my financial management and business support experiences in early- and late-stage life sciences companies will help me guide the decisions Biostage makes as it advances its Cellframe™ technology to patients.”

Mr. Young commented, “I am excited to join the Biostage Board of Directors. The Company is at an important time as an early stage biotech working to advance its product to clinic. I hope my financial and strategic experience in early and late stage life science companies will enhance Biostage’s strategic decisions as it advances the Cellframe™ technology to bring a valuable medical technology to patients.”

Biostage CEO Jim McGorry commented, “I and the other members of the company’s Board are excited to welcome Jeff and Matt to the Biostage Board. They both bring to our Board seasoned financial experience in life science companies like Biostage that will provide us with additional strategic financial insight and guidance. We are very happy to add these gentlemen as Board members as we explore different fundraising avenues to ensure our life-saving product ultimately reaches the patients in need.”

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on the Company's Cellframe™ technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create Cellspan organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to development expectations and regulatory approval of any of Biostage’s products, including those utilizing its Cellframe™ technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of Biostage’s products, including those utilizing its Cellframe™ technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, Biostage’s ability to obtain and maintain regulatory approval for its products; Biostage’s ability to expand into foreign markets, including China; plus other factors described under the heading "Item 1A. Risk Factors" in Biostage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or described in its other public filings. Biostage’s results may also be affected by factors of which Biostage is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Tom McNaughton

Chief Financial Officer

774-233-7300

tmcnaughton@biostage.com